Exhibit 10.2

Vitaxel Group Limited
2016 Equity Incentive Plan

Restricted Stock Agreement

Dear [                ],

On _________________, the board of directors approved a grant of restricted stock (the "Restricted Stock") to you to purchase common stock of Vitaxel Group Limited (the "Company") pursuant to the Vitaxel Group Limited 2016 Equity Incentive Plan (the "Plan").

The Restricted Stock granted to you is ___ shares of common stock of the Company. The date of grant of the Restricted Stock is __________.The grant of the Restricted Stock is made in consideration of services rendered to you on behalf of the Company or a subsidiary of the Company. The Restricted Stock will vest upon issuance.

The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you. This agreement is governed by the laws of the State of Nevada.

By your signature and the signature of the Company's representative below, you and the Company agree that the Restricted Stock is granted under and governed by the terms and conditions of the Plan and this Agreement. You have reviewed the Plan and this Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand all provisions of the Plan and this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the board of directors upon any questions relating to the Plan and Agreement. You further agree to notify the Company upon any change in your residence address indicated below.

PARTICIPANT	VITAXEL GROUP LIMITED

Signature	By

Print Name	Title

Residence Address